VERSAR

NEWS RELEASE

FOR IMMEDIATE RELEASE July 7, 2017

VERSAR, INC. ANNOUNCES NOTICE OF ACCEPTANCE OF PLAN AND EXTENSION OF PERIOD TO RESTORE COMPLIANCE WITH NYSE MKT CONTINUED LISTING STANDARDS

Offices

Headquarters

Springfield, VA

Inside the U.S.

Aiea, HI
Atlanta, GA
Chandler, AZ
Charleston, SC
Columbia, MD
Denver, CO
Dulles, VA
El Paso, TX
Germantown, MD
Newport News, VA
Oceanside, CA
Richardson, TX
San Antonio, TX
South Easton, MA

Outside the U.S.

Abu Dhabi, UAE
Baghdad, Iraq
Clark, Philippines
Kabul, Afghanistan

Springfield, VA – July 7, 2017 – Versar, Inc. (NYSE MKT: VSR) announced today that the Company received a letter dated June 30, 2017, from NYSE MKT LLC (the "Exchange") stating that the Exchange has accepted the Company's plan to restore compliance with Section 1003(a)(i) of the Exchange Company Guide (the "Company Guide") and has granted a plan period through August 15, 2017, subject to extensions. The staff of the Exchange will review the Company periodically for compliance with the initiatives outlined in its plan. If the Company is not in compliance with the continued listing standards by August 15, 2017 or if the Company does not make progress consistent with the plan during the plan period, the Exchange staff has indicated that it would initiate delisting proceedings as appropriate.

On April 12, 2017, Versar reported that it had received a letter from the Exchange stating that the Company was not in compliance with Section 1003(a)(i) of the Company Guide due to the Company's recently reported stockholders' equity of $1,068,000 as of July 1, 2016 and net losses in its fiscal years ended July 1, 2014 and July 1, 2016. Versar submitted a plan of compliance to the Exchange on May 8, 2017.

According to Versar's Chief Executive Officer Tony Otten. "We are gratified that the Exchange has accepted our plan to restore compliance with the listing standards. Versar is working diligently to achieve compliance and intends to fully comply with the listing standard requirements."

VERSAR, INC., headquartered in Springfield, Virginia, is a publicly-traded global project management company providing sustainable value oriented solutions to government and commercial clients in the construction management, environmental services, and professional services market areas.

VERSAR operates the following website: www.versar.com.

Find out more about **VERSAR** at

https://twitter.com/VersarInc
https://www.facebook.com/VersarInc
http://www.linkedin.com/company/38251

This news release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar's Annual Report on Form 10-K filed with the

Securities and Exchange Commission for the fiscal year ended July 1, 2016, as updated from time to time in the Company's periodic filings. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	Karin Weber	Robert Ferri
	M&A, Investor Relations Manager	Robert Ferri Partners
	Versar, Inc.	(415) 575-1589
	(703) 642-6706	robert.ferri@robertferri.com
	kweber@versar.com	